Exhibit 99.1

        BANK OF SOUTH CAROLINA CORPORATION ANNOUNCES 1ST QUARTER EARNINGS

    CHARLESTON, S.C., April 13 /PRNewswire-FirstCall/ -- The Board of Directors of Bank of South Carolina Corporation (Nasdaq: BKSC), at its annual meeting April 12, 2005 in its 256 Meeting Street banking house, announced earnings for the 1st quarter of 2005 of $586,903 or $.19 per share, an increase of 40% from 1st quarter 2004 earnings of $420,563 or $.14 per share. The Shareholders of Bank of South Carolina Corporation elected the following individuals to the Board of Directors: Nathaniel I. Ball III, Linda J. Bradley, C. Ronald Coward, Graham M. Eubank, Jr., T. Dean Harton, Katherine M. Huger, Richard W. Hutson, Jr., Charles G. Lane, Hugh C. Lane, Jr., Louise J. Maybank, Alan I. Naussbaum, MD, Edmund Rhett, Jr., MD, Malcolm M. Rhodes, MD, Thomas C. Stevenson, III, Steve D. Swanson and John M. Tupper. The shareholders also ratified the appointment of KPMG LLP as independent certified public accountants for 2005.

    Hugh C. Lane, Jr., President of The Bank of South Carolina, stated, "We are very pleased with the first quarter earnings, and believe that we have the opportunity to make this an excellent year. Our return on average assets and average equity for the quarter were 1.18% and 11.76%, respectively, a significant improvement from last year's first quarter returns on average assets and average equity of .93% and 8.53% respectively. The improvement in earnings is primarily due to the increase in interest rates and an increase of $13,024,950 in outstanding loans from year-end 2004 to quarter end March 31, 2005. Deposit growth was also good during the quarter, with deposits increasing by $29,127,758 or 17% from quarter end to quarter end. The bank remains very asset sensitive and interest rates have risen faster than we expected. During this upward rate cycle, we plan to take steps to reduce our asset sensitivity, when we feel the market is appropriate to extend maturities. With the recent dividend increase from $.11 per share to $.12 per share, and improved performance the board of directors, prior to the shareholders meeting, declared a 10% stock distribution to shareholders of record March 29, 2005, payable May 16, 2005."

    The Bank of South Carolina, a De Novo Charter, which opened in 1987 at 256 Meeting Street, has offices in Summerville, Mt. Pleasant, and the West Ashley community. It is also available on its' website at www.banksc.com . Bank of South Carolina Corporation currently trades its common stock on the NASDAQ stock market under the symbol "BKSC". Market makers for the stock for Bank of South Carolina Corporation are: Robinson Humphrey Company, Inc., Sterne, Agee and Leach Inc., Scott & Stringfellow, Inc., Nite Securities, LP and Speer, Leeds and Kellogg.

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Bank of South Carolina
Corporation (BKSC)
Report of Earnings

                                         March 31,       March 31,
                                           2005            2004
                                       -------------   -------------
Shares Outstanding
  BKSC Common Stock                        3,086,171       3,086,171

Book Value Per Share                            6.54            6.39

Total Assets                           $ 219,570,290   $ 189,034,769

Quarter
Ending

Net Income                             $     586,903   $     420,563

Basic Earnings Per Share               $         .19   $         .14

Diluted Earnings Per Share             $         .19   $         .14

Weighted Average Shares
 Outstanding Basic                         3,086,171       3,086,171

Weighted Average Shares
 Outstanding Diluted                       3,122,495       3,120,648

    All share and per share data have been restated to reflect a 10% stock distribution declared on April 12, 2005

SOURCE  Bank of South Carolina Corporation
    -0-                             04/13/2005
    /CONTACT: William L. Hiott, Jr. of Bank of South Carolina Corporation, +1-843-724-1500/
    /Web site:  http://www.banksc.com